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                                 EXHIBIT 3(B)(2)

                SUPPLY AND RESELLER AGREEMENT DATED JUNE 27, 1997
                      BY AND BETWEEN LASERMEDIA AND SOFTECH





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                          SUPPLY AND RESELLER AGREEMENT

         THIS SUPPLY AND RESELLER AGREEMENT dated the 27th day of June, 1997 between SOFTECH, an Ontario limited partnership, by its general partner, 1234191 Ontario Inc. (the "Owner") and LASERMEDIA, a corporation incorporated under the laws of Ontario (the"Reseller").

         WHEREAS, the Owner owns a 100% undivided interest in certain application software known as the "ACTIVE TRAINER" family of software; and

         WHEREAS, the Reseller wishes to manufacture on behalf of and purchase from the Owner from time to time copies of certain products derived from that software for resale.

         NOW THEREFORE, in consideration of the premises and the respective covenants herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

                                    ARTICLE I

                                 INTERPRETATION

     1.1 DEFINITIONS. In this Agreement each of the following terms has the meaning set out below:

                  "DERIVATIVE WORK" means a work which is based on the Software, such as a revision, enhancement, modification, translation, abridgment, condensation, expansion, or any other form in which the underlying work of the Software may be recast, transformed or adapted and which, if prepared without authorization of the owner of the copyright in such underlying work, would constitute a copyright infringement. For purposes hereof, a Derivative Work shall also include any compilation that incorporates such underlying work;

                  "DISTRIBUTION EXPENSES" has the meaning ascribed in section
         4.3;

                  "ENHANCEMENTS" means all modifications, additions, enhancements or substitutions made to the Software, other than Modifications, that accomplish performance, structural or functional improvements thereto, whether such enhancements accomplish incidental or substantial redesign or replacement of any parts of the Software;

                  "GROSS RECEIPTS" means all amounts actually received or receivable by the Reseller or any Related Person from the use, sale, distribution or other exploitation of the Products

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         in the Territory together with any interest earned thereon, but shall not include returns, advances or deposits until earned or forfeited;

                  "INTELLECTUAL PROPERTY RIGHTS" means all rights to use, copy, reproduce, sell, license, enhance, merge, transcribe, adapt or distribute by any means and for any purpose the Software including any and all proprietary rights provided under patent law, copyright law or any other statutory provision or common law principles applicable to the Software which may provide a right in either ideas, formulae, algorithms, concepts, inventions or know-how generally, including trade secret law or the expression or use thereof;

                  "MODIFICATIONS" means modifications, updates or revisions to the Software that correct errors, support new releases of operating systems or support new models of input-output devices with which the Software is designed to operate;

                  "NET CASH FLOW" for any period means Gross Receipts less Distribution Expenses for that period;

                  "PERSON" means an individual, corporation, partnership, joint venture, trust, unincorporated organization, any government or any agency or instrumentality thereof or any other entity;

                  "PRODUCTS" means the "Active Trainer", "Active Abs", "Active Home Fitness" and CD ROMs as well as each of those other products and all maintenance, support, training, updating, customization, developmental and other services used or offered by the Reseller prior to the date hereof together with those products and other services in any media whatever which will from time to time thereafter be developed on behalf of the Owner by the Reseller or any Related Person utilizing or relating to in any manner the whole or any part of the Software;

                  "RELATED PERSON" means any Person not acting at arm's length (within the meaning of the Income Tax Act (Canada)) to, or any director, officer, shareholder or affiliate or associate (within the meaning of the Securities Act (Ontario)) of, the Reseller or any director, officer or shareholder thereof or any Person otherwise related thereto;

                  "SOFTWARE" means the "Software" as defined by, and as acquired by the Owner pursuant to the software purchase agreement dated of even date hereof between the Reseller and the Owner, and includes any Derivative Works, Enhancements and Modifications made or developed by the Reseller or any Related Person hereunder;

                  "TERM" means the period contemplated by section 8.1;

                  "TERMINATING EVENT" has the meaning ascribed thereto in
         section 8.2; and






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                  "TERRITORY" means the world.


         1.2 INVALIDITY. If any of the provisions contained in this Agreement are found by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect, the validity, legality or enforceability of the remaining provisions contained herein shall not be in any way affected or impaired thereby.

         1.3 HEADINGS. Headings contained herein are included solely for convenience, are not intended to be full or accurate descriptions of the content thereof and shall not be considered part of this Agreement. All references in this Agreement to designated "Articles", "sections" and other subdivisions are to the designated Articles, sections and other subdivisions of this Agreement.

         1.4 NUMBER AND GENDER. In this Agreement, words importing the singular include the plural and vice versa and words importing gender include all genders.

         1.5 ENTIRE AGREEMENT. This Agreement (read in conjunction with the software purchase agreement dated of even date hereof between the Reseller and the Owner) constitutes the entire agreement between the parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the parties and there are no warranties, representations or other agreements between the parties in connection with the subject matter hereof except as specifically set forth herein or therein. No supplement to, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the party to be bound thereby. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

         1.6 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract. Each party hereto irrevocably attorns to and submits to the non-exclusive jurisdiction of the Courts of Ontario with respect to any matter arising hereunder or related hereto.

         1.7 DIRECTIONS. For the purpose of granting any consent or right of approval of the Owner contemplated hereunder, the Owner hereby authorizes, and the Reseller shall be entitled to rely upon without further enquiry or formality the written direction of the general partner of the Owner from time to time.





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                                   ARTICLE II

                                 GRANT OF RIGHTS

         2.1 GRANT OF RIGHTS. Subject to the terms and conditions hereinafter provided, the Owner hereby appoints the Reseller the exclusive reseller of the Products in the Territory and grants to the Reseller the personal, non-transferable, exclusive right and privilege:

                  (a)      to purchase copies of the Products for resale;

                  (b) to make copies of the Products on behalf of the Owner for purchase hereunder by Reseller for resale;

                  (c) to make and use copies of the Software in object code format for demonstrating and supporting the Derivative Works and the Products;

                  (d) to grant the rights referred to in (a),(b) and (c) to sub-distributors, provided that prior written notice of the same is provided to the Owner together with a copy of the subdistribution agreement; and

                  (e) to use the Software for its own internal research and development and to prepare Derivative Works thereof and Products.

         2.2 EXCLUSIVITY. The Owner shall not, directly or indirectly (including authorizing other Persons), promote, sell or otherwise license or dispose of any of the Products in the Territory except through the Reseller in accordance with the terms of this Agreement. The Reseller shall use all reasonable efforts to prohibit any Person from using (other than end users), promoting, selling, licensing or otherwise disposing of any of the Products in the Territory. The Reseller shall promptly provide the Owner with written notice of any such activity of which it becomes aware and the parties shall co-operate to end such prohibited activity.

         2.3 BEST EFFORTS OF THE RESELLER. The Reseller accepts the rights herein granted to it and agrees to distribute the Products and use its best efforts, consistent with good business judgment, to obtain as wide, complete, efficient and profitable a distribution of the Products throughout the Territory as may be commercially possible.

         2.4 SALES, MARKETING AND DISTRIBUTION. Subject to the provisions of this Agreement, the determination of sales, marketing and distribution strategies and selling prices for the Products within the Territory during the Term shall be the primary responsibility of the Reseller. The ReSeller agrees to report to the Owner upon marketing conditions affecting the sale or distribution of the Products within the Territory and agrees to keep the Owner apprised of its marketing efforts, including written reports on a quarterly basis (or such other less frequent basis as the




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Owner may reasonably request) in such form as may be reasonably requested by the
Owner from time to time.

         2.5      COVENANT OF ETHICAL CONDUCT.  The Reseller shall:

                  (a) not knowingly employ illegal or unethical practices in promoting the Products or providing its services hereunder;

                  (b) act at all times in a manner intended to preserve and enhance the goodwill of the Products, the Product Trade Marks and the reputation of the Owner as a provider of quality products; and

                  (c) otherwise promote the Products in accordance with the laws applicable to the various jurisdictions where the Products are to be marketed hereunder.

                                   ARTICLE III

                                PRICE AND PAYMENT

         3.1 PRODUCT PRICE. The initial Product Prices shall be those set out on Schedule "A" hereto as from time to time amended or supplemented by agreement of the parties. The price to be paid for Products sold by the Owner to the Reseller shall be that Schedule "A" price in effect on the date on which the Reseller first confirms a purchase order for or ships the Product for use or resale by a subdistributor or authorized reseller.

         3.2 TAXES. Any taxes or duties imposed by any laws of any country, province, state, municipality or other lawful authority which the Owner may pay or be required to pay or reimburse to others by reason of the manufacture, importation, ownership, use or sale of any Products will be either added to the price as a separate item or included in the price, as the law may require or as the Owner may otherwise determine.

         3.3 TERMS AND TITLE. The Reseller shall pay in full force the purchase price for all Products purchased by Reseller hereunder in any calendar quarter within 30 days of the end of such quarter in the currency of the country where the Products are shipped unless otherwise agreed by the Owner. Payment shall not be deemed made until received by the Owner, at which time title to the Products shall pass.





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         3.4      GUARANTEED MINIMUM. The Reseller hereby guarantees that the aggregate amounts payable and paid under section 3.1 for each of the following periods shall equal or exceed the amounts indicated opposite those periods:

         the date hereof through       January 15, 1998           $250,000
         January 1, 1998 through       March 31, 1998             $62,500
         April 1, 1998 through         June 30, 1998              $62,500
         July 1, 1998 through          September 30, 1998         $62,500
         October 1, 1998 through       December 31, 1998          $62,500

                                   ARTICLE IV

                                   ACCOUNTING

         4.1 STATEMENT. The Reseller shall deliver to-the Owner within 30 days after the end of each calendar quarter, commencing with the quarter ended June 30, 1997, a statement in such reasonable detail and form as may be required by the Owner, certified by the senior financial officer of the Reseller and reflecting all purchases and sales of all Products for that quarter, together with a calculation of Gross Receipts, Distribution Expenses and Net Cash Flow for that quarter. Any statement shall be deemed to be accurate in all material respects if a notice of dispute is not given by the Owner within eighteen months after the end of the fiscal year of the Reseller in which such quarter ended.

         4.2 ALLOCATION OF NET CASH FLOW. In addition to the purchase price for all Products payable pursuant to Article 3, the Reseller shall pay to the Owner, and each statement referred to in section 4.1 shall be accompanied by payment by the Reseller to or to the written order of the Owner, the amount, if any, by which 70% of the Net Cash Flow for that period, if any, exceeds the aggregate purchase price payable under Article 3 for that period,, provided that commencing with the beginning of the calendar quarter next following the calendar quarter in which all amounts paid to the Owner under section 3.1 or 4.2 hereof exceed in the aggregate $1,950,000, the above reference to 70% shall be read as 30%.

         4.3 DISTRIBUTION EXPENSES. In calculating "Net Cash Flow" for any period the Reseller shall be entitled to deduct from Gross Receipts in that period the following third-party costs, expenses and charges properly incurred and paid or payable by the Reseller in that period in the Territory in connection with the performance of its obligations hereunder, to the extent the same are reasonable, are not paid or payable by the Reseller to Related Parties and are expressly contemplated by an operating budget approved by, or otherwise agreed to in writing by, the Owner (collectively the "Distribution Expenses"):

                  (a) all taxes, imposts, duties, tariffs and governmental fees of any nature, however denominated or characterized, imposed by any taxing authority, directly or




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          indirectly, on any receipts (irrespective of character or origin)
          derived from the resale, distribution or other exploitation of the Products;

                  (b) costs incurred in connection with the collection of any portion of Gross Receipts, including reasonable fees of attorneys and auditors;

                  (c) costs directly incurred in the manufacture, preparation, duplication or delivery of the Products including the following:

                            (i)   costs of manufacture of the Products,
                   including laboratory, labor and materials;

                            (ii) transportation, shipping, packing, delivery and inspection charges on all Products or other materials;

                  (d) costs directly incurred in marketing, advertising and exploiting the Products including, but not limited to, advertising and independent advertising agents' commissions and attending sales markets;

                  (e) the following costs directly incurred in connection with the distribution of the Products:

                            (i) the cost of all rights required to permit the distribution or other use of the Products, including fees for use of any copyrighted legal text, patented equipment or processes and any re-use fees and costs advanced by the Reseller in respect of the production of the Products;

                            (ii) costs for insurance coverage for any and all risks of loss with respect to the Products and any components thereof, including errors and omissions insurance and loss or damage to the Products and physical material insurance;

                            (iii) costs and expenses of registering copyright and patents in the Software and Products for the benefit of the Owner and its assigns and the extension and renewal thereof and other similar protection, wherever and whenever incurred;

                            (iv) costs incurred in protecting the copyright and patents in the Products for the benefit of the Owner and its assigns and preventing any infringement of copyright or patent rights or violation of rights in and to the Products or any elements thereof;





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                            (v)    (v)   costs incurred by reason of claims
                   asserted by third parties which arise from the duplication, distribution, sale or use of the Products; and

                            (vi) costs incurred in respect of the versioning or translation of the Products, including all costs related to the production, distribution and exploitation of foreign language versions of the Products; and

                  (f) the lesser of $50,000 per annum and 50% of the aggregate cost in any year of all full time employees of the Reseller obligated to spend 100% of their time in marketing and not less than 50% of their time in 1997 and 1998 (or 25% in each year thereafter) in marketing the Products specifically.

         4.4 TAXES. The Reseller shall pay all duties and taxes imposed as a result of the existence or operation of this Agreement, including but not limited to goods and services tax, sales tax, import or export duty or tax and any tax which the Reseller is required to withhold or deduct from payment to the Owner, but excluding any tax imposed upon the Owner with respect to its income.

         4.5 AUDIT. The Owner shall have the right through its accredited auditing representatives to examine or audit from time to time, upon reasonable prior notice during normal business hours at the Reseller's premises and not more than six times in any twelvemonth period, all records kept pursuant to this Agreement by the Reseller and such other records and accounts as may under recognized accounting practices contain information bearing upon the amounts payable to the Owner under this Agreement and senior officers of the Reseller agree to meet with the Owner at such times to discuss the business of the Reseller. Prompt adjustment shall be made by the proper party to compensate for any errors or omissions disclosed by such examination or audit. Neither such right to examine and audit nor the right to receive such adjustment shall be affected by any statement to the contrary unless such statement appears in a letter or other document, signed by the party having such right and delivered to the other party, expressly waiving such right. The cost of such examination or audit shall be paid by the Owner, provided that such cost shall be paid by the Reseller if such examination or audit discloses that the Reseller has understated the amount payable to the Owner under this Agreement by more than 4%.

         4.6 INTEREST ON OVERDUE AMOUNTS. All overdue amounts hereunder shall bear interest at 2.5% per annum plus the prime rate established from time to time by the Reseller's bank for Canadian dollar loans to its customers in Canada, calculated daily and payable monthly,-both before and after demand, default and judgment, with interest an Overdue interest at the same rate and calculated as aforesaid.





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                                    ARTICLE V

                                    COPYRIGHT

         5.1 COPYRIGHT. The Reseller hereby assigns all right, title and interest in the Intellectual Property Rights in all Modifications, Enhancements and Derivative Works developed by the Reseller as authorized under this Agreement to the Owner and acknowledges and agrees that the Software (including any such Modifications, Enhancements and Derivative Works) is and shall at all times remain the exclusive property of the Owner and that no rights, title or ownership interest of any kind whatsoever in the Intellectual Property Rights therein, or any portion of same, shall remain with or pass to the Reseller. The Reseller agrees to sign, or to cause its employees or any others who are given access to the Software (other than the Owner's employees and contractors) to sign, such documentation as may be requested by the Owner to confirm such assignment and ownership.

         5.2 COPYRIGHT NOTICE. The Reseller agrees to place properly on all Products the proper copyright notice required under the Universal Copyright Convention and all other applicable conventions in order to accord the Products the maximum international copyright protection possible. The Reseller shall cause to be marked on or included in all copies of the Products and Software made by the Reseller the following copyright notice: "Copyright 1995. Softech, an Ontario limited partnership. All rights reserved." or such other copyright notice as may from time to time be required by the Owner and shall, at the Owner's request, deliver to the Owner copies of all print media advertising and transcripts of advertising in other media placed by or on behalf of the Reseller in which reference is made to the Products, Software or the Owner. The Reseller shall not dispute or contest directly or indirectly at any time during or after the Term, in any manner, the validity, enforceability or ownership of the copyright in the Products or Software.

         5.3 REGISTRATION. The Reseller shall take such steps as the Owner may deem advisable to protect the Reseller's rights and those of the Owner and to register the copyright in the Products in any country or other jurisdiction within the Territory required by the Owner, and for such purpose, the Reseller is appointed the attorney-in-fact of the Owner (the Owner acknowledges that such appointment is coupled with an interest and is irrevocable during the Term).

         5.4 LITIGATION. Each party shall immediately report to the other party any infringement or unauthorized use of or challenge to any rights in the Software or the Products of which it becomes aware and the parties shall co-operate in determining whether any action shall be taken. At the request of the Reseller, the Owner shall be entitled, but not obliged, to take all reasonable actions required to protect and maintain the value of the copyright or the Products, including initiating criminal prosecutions, lawsuits or administrative actions for infringement or other unauthorized use. In the event that the Owner is unable or unwilling to promptly take reasonable efforts, upon written notice to the Owner, the Reseller is hereby authorized by the Owner to immediately take such actions on its own behalf and on behalf of the Owner as it may consider





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necessary or advisable for that purpose. Each party may in its sole discretion assume the defence of any action or proceedings of any kind brought against either party which relate to its use of the copyright, the Software or the Products. Each party shall assist and co-operate fully with the other in the proof and enforcement of the other party's rights.

                                   ARTICLE VI

                              ADDITIONAL COVENANTS

         6.1 ENFORCEMENT. The Reseller shall use its best efforts to monitor and enforce all subdistribution agreements. The Owner may, in the name of the Reseller, maintain or participate by way of joinder or otherwise in any action or proceeding against a customer or subdistributor in respect of an alleged breach of that party's obligations under any such agreement which the Owner, in its sole discretion, may deem necessary or desirable in connection therewith. In such event, the Owner shall have complete carriage and control of any such action or proceeding, including the commencement, prosecution, discontinuance and settlement thereof and the Reseller shall render all such assistance to the Owner as the Owner may reasonably require.

         6.2 SUPPORT. The Reseller shall provide support and maintenance to subdistributors and customers with respect to the Products furnished by the Reseller. The Reseller shall upon request provide the Owner with information concerning the support and maintenance provided and consult with the Owner with a view to keeping such support at a level and a standard sufficient to protect the reputation of the Owner, the Products and the Software. The Reseller shall promptly report to the Owner all errors and deficiencies in the Products or Software discovered by the Reseller or reported by customers to the Reseller. The Reseller shall provide all training and documentation required by customers. The Owner has no obligation to provide any support, maintenance, training or documentation to customers of the Reseller.

         6.3      MAINTENANCE OF SOFTWARE. During the Term, the Reseller shall:

                  (a) update and maintain the Software in commercially saleable or useable form, with upgrades to be made no less frequently than the most frequent period for updates generally available to end users of any competing or similar software products, with copyright in the Software to arise in the name of and be the sole property of the Owner; and

                  (b) immediately transfer to the Owner all copyright and other Intellectual Property Rights in such Modifications, Enhancements and Derivative Products and deliver to the Owner the related source code written in the same or a compatible computer language to the computer language currently used for the Software together with the related documentation written in the English language and electronic document files therefor.




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         6.4      CONFIDENTIALITY. Each party hereto covenants that it shall keep confidential any confidential information relating to the other party's business, finances, marketing and technology, including any source code version of the Software or any Derivative Products (the "Confidential Information") to which it obtains access and that it shall take all reasonable precautions to protect such Confidential Information of the other party or any part thereof from any use, disclosure or copying except as expressly authorized by this Agreement. The Reseller shall implement such procedures as the Owner may reasonably require from time to time to improve the security of the Software. The Reseller shall keep in strict confidence and shall not at any time use or disclose, except as required by law or to perform its obligations hereunder, the Software or the terms and conditions of this Agreement or any agreement or document contemplated herein or related hereto. Confidential Information of a party shall not include information which is or becomes available to the public through no fault of the other party or which is disclosed to the other party by a third party who had lawfully obtained such information and without a breach of the third party's confidentiality obligations.

         6.5 PROPERTY. The Reseller acknowledges that the Software and all related information and documentation are the property of the Owner~d?/or third parties from whom the Owner has acquired certain rights under license. The Reseller shall not make any use of any such confidential information except as authorized herein and shall not copy same except as necessary for such authorized use.

         6.6 INDEMNITY. The Reseller shall indemnify and save harmless the Owner, its successors, assigns and representatives and their directors, officers, employees and representatives (each an "Indemnified Party") from and against any and all claims, demands, actions, causes of action, liabilities, damages, costs or expenses (other than indirect or consequential losses and damages) awarded against or incurred or suffered by an Indemnified Party arising out of any default under, or violation, contravention or breach of, any representation, warranty, covenant or agreement of the Reseller hereunder, or out of any action or proceeding commenced or maintained by any third party in respect of any acts or omissions of the Reseller in developing, marketing or distributing the Products. The Reseller shall co-operate fully with the Indemnified Party and render all assistance as may be reasonably required by the Indemnified Party in its defence of any such action or proceeding.

         6.7 INSURANCE. The Reseller shall obtain and maintain insurance of such nature, including, in particular, product liability insurance, against such perils and in such amounts as is commercially reasonable in the circumstances, the cost of such insurance to be a Distribution Expense. The Reseller shall place such insurance with insurers acceptable to the Owner. No such policy shall be changed without the consent of the Owner and such policy shall provide that it shall not be cancelable for any reason except on thirty days' prior written notice by the insurer to the Owner.




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         6.8      ADDITIONAL SOFTWARE. For a period of 24 months after the date hereof, the Owner shall have the first and last right of refusal to purchase any other software written or created by or for the Reseller or any Related Person on terms (other than price and the timing of payment thereof), including the right to subscribe for share purchase warrants of a publicly traded company, similar to those applicable to the acquisition of the Software by the Owner from the Reseller.

                                   ARTICLE VII

                                   WARRANTIES

         7.1 OWNER'S AUTHORITY. The Owner warrants that it has the right to grant to the Reseller the rights granted herein with respect to the Software. The Owner shall pay resulting damages and costs finally awarded and the cost of any settlement in respect of any claim based on a breach of the foregoing warranty provided that upon receiving notice of such a claim the Reseller shall promptly give full particulars thereof to the Owner and, upon written acknowledgement of the applicability of the above indemnity, the Owner shall have sole control of the defence of such claim and all related settlement negotiations. The foregoing indemnity shall not apply if (i) the claim could not have been successfully made in respect of the most recently supplied release of the Software, or (ii) the claim is based upon the use of the Products or Software in a manner not authorized by the Owner or on modifications to the Products or Software not authorized by the Owner or upon the Products developed by the Reseller on behalf of the Owner. The aforesaid obligation of the Owner to pay damages and costs shall be the Owner's sole and exclusive liability to the Reseller or any third party with respect to the said warranty whether on account of damages (even if the Owner has been advised of the possibility of such damages) or otherwise.

         7.2 DISCLAIMER. The Reseller acknowledges that the Owner does not represent or warrant that (i) the functions contained in the Software shall operate in the combinations which may be selected by any customer or shall meet any customer requirements, (ii) the operation of the Software shall be error free, (iii) the operation of the Software shall not be interrupted by reason of defect therein or by reason of fault on the part of the Owner or (iv) the Software is fit for any particular purpose. DISTRIBUTOR EXPRESSLY WAIVES ALL WARRANTIES OR CONDITIONS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT INCLUDING BUT NOT LIMITED TO IMPLIED WARRANTIES OR CONDITIONS OF MERCHANTABLE QUALITY AND FITNESS FOR A PARTICULAR PURPOSE AND THOSE ARISING BY STATUTE OR OTHERWISE IN LAW OR FROM A COURSE OF DEALING OR USAGE OF TRADE.

         7.3 CUSTOMER WARRANTY. The form and substance of all warranties to be provided by the Reseller to subdistributors or customers shall be subject to the prior written approval of the Owner, acting reasonably.





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                                  ARTICLE VIII

                            TERMINATION OF AGREEMENT

         8.1 TERM. The term of the rights granted in this Agreement shall commence on the date hereof and terminate ten years thereafter, but shall be renewable for one further consecutive period of five years at the Reseller's sole option, provided that the Reseller gives written notice of its desire to extend the term not less than 180 days prior to the expiry of the initial Term and is not then or on the date of renewal in default hereunder.

         8.2 EVENTS OF TERMINATION. Each of the following events shall, at the option of the Owner and without prejudicing any other rights it may have, constitute a Terminating Event:

                  (a) if the Reseller becomes insolvent or unable to pay its debts as they become due or ceases to pay its debts as they become due in the ordinary course of business, or makes or commits or threatens to make or commit any act of bankruptcy or any assignment for the benefit of its creditors, or is liquidated or dissolved, or any proceedings are commenced against the Reseller under any debtor's relief law or law of similar application or under any agreement and such proceedings have not been vacated or set aside within sixty days, or if a receiver is appointed for the Reseller or any of its assets;

                  (b) if the Reseller fails to pay to the Owner when due any payment hereunder;

                  (c) if the Reseller fails to use all reasonable efforts to exploit the Products within the Territory; or

                  (d)       if there is any breach of or default under section
          2.5 or 6.7 of this Agreement by the Reseller not remedied within fifteen days of the Owner giving notice thereof to the Reseller.

         8.3 EFFECT ON TERMINATION. On the occasion of a Terminating Event or expiry of this Agreement, without prejudice to any other rights the Owner may have, the Owner may by notice in writing to the Reseller terminate this Agreement, and upon such notice (i) the Reseller's rights to use the Software and to furnish Products to customers and to make copies of the Software and Products shall immediately terminate, (ii) the Owner's obligations hereunder, if any, shall immediately terminate, (iii) the Reseller shall pay within ten days thereof all amounts which have accrued to the Owner, (iv) the Reseller shall immediately deliver to the Owner the master copy of the Software furnished by the Owner and all other copies of the Software then in the possession of or under the control of the Reseller, together with all unsold Products and shall deliver a certificate of a senior officer of the Reseller attesting that all such copies of the Software and Products have been returned to the Owner, (v) the Reseller shall provide the Owner with a complete list of the names and




                                   3(b)(2)-14
addresses of all subdistributors who have entered into subdistribution agreements with the Reseller since the Effective Date, together with a true copy of all subdistribution agreements, (vi) the Owner shall be assigned the trademarks used from time to time by the Reseller in connection with the Software or the Products and, in this regard, the Reseller hereby appoints the Owner, effective on the Termination Date or the date of expiry of this Agreement, as applicable, as its true and lawful attorney and agent, with full power and authority in its name, place and stead, to prepare, execute and deliver all instruments and agreements necessary for the assignment of such trade marks and, until such assignment shall have been completed, the Owner shall have and is hereby granted a perpetual, royalty free, exclusive right to use, reproduce and license the use of all such trademarks, and (vii) the Owner may, at its option, purchase all unsold Product inventories at the Reseller's cost, failing which the Reseller shall be entitled to sell such inventories during a further 90 day period at a price no less than such cost, in each case.

         8.4 LOSS OF EXCLUSIVITY. In addition to the foregoing right to terminate and notwithstanding section 2.2, upon the occurrence of any Terminating Event the Owner may at any time thereafter by notice in writing to Reseller elect to terminate the Reseller's exclusive right to distribute the Products and thereafter, directly or indirectly, promote, sell, license or otherwise dispose of any of the Products or grant to any Person or Persons other than the Reseller any or all of the rights and privileges contemplated by section 2.1 hereof.

         8.5 SURVIVAL OF RIGHTS. Notwithstanding the termination or expiry of this Agreement, all subdistribution rights granted by the Reseller to parties other than Related Persons prior to such termination or expiry and all obligations of confidentiality and non-competition imposed hereby shall continue in full force and effect subject to their terms.

         8.6 LIMITED REMEDIES. Except as contemplated by section 8.2, this Agreement may not be terminated for any reason whatsoever prior to the expiration of the initial Term or any further Term, as applicable.

                                   ARTICLE IX

                            MISCELLANEOUS PROVISIONS

         9.1 NON-SOLICITATION. Both parties agree that while this Agreement remains in effect, and for a period of six months thereafter, neither party shall directly or indirectly solicit, hire or otherwise retain any employee of the other party or enter into or attempt to enter into any form of business arrangement with an employee of the other party, if such employee has had contact with such other party as a result of the negotiation or performance of this Agreement.

         9.2 RELATIONSHIP. The Reseller shall buy and sell Products in its own name, for its own account and at its own risk and expense. This Agreement does not and shall not be construed to





                                   3(b)(2)-15
create any partnership whatsoever as between the Owner and the Reseller and the Reseller shall not, by reason of any provision herein contained, be deemed to be the partner of the Owner nor to have the ability, right or authority to assume or create, in writing or otherwise, any obligation of any kind, express or implied, in the name of the Owner save as herein specifically set out.



         9.3 FORCE MAJEURE. Neither party shall be liable for failure to perform its obligations hereunder for causes beyond its reasonable control and without the fault or negligence of such party provided that such party shall use all reasonable efforts within its control in attempting to remove the cause. Such causes shall include but not be limited to strikes and labor disputes, acts of God or government, acts of war, riots or epidemics. In the event that any such causes should continue for a period of twelve months, the other party shall have the right to terminate this Agreement by giving notice to the other party, and such notice shall be deemed to be a Terminating Event.

         9.4 ASSIGNMENT. Neither this Agreement nor any of the rights granted by the Owner to the Reseller hereunder may be assigned without the prior written consent of the Owner, which consent shall not be unreasonably withheld. This Agreement may not be assigned by the Owner without the prior written consent of the Reseller, which consent shall not be unreasonably withheld, provided that this Agreement may be assigned to any Person, without the prior written consent of the Reseller, if either (a) such Person (i) is not acting at arm's length (within the meaning of the Income Tax Act (Canada)) to the general partner of the Owner or (ii) is a Person any of the directors or officers of which was either a director or officer of the general partner of the Owner immediately prior to the assignment, or (b) such Person agrees to be bound by the provisions hereof in the place of the Owner.

         9.5 NOTICE. Any notice, report, remittance, consent or any instrument required or permitted to be given or made pursuant hereto shall be in writing and may be given by sending the same by electronic facsimile, prepaid registered mail, or by delivering the same,

     if addressed to the Reseller, at:       401 Richmond Street West
                                             Suite 123
                                             Toronto, Ontario  M5V 1X3
                                             Attention:  Erik Schannen
                                             Fax No.:  (416) 977-7353

     and if to the Owner, at:                c/o 1234191 Ontario Inc.
                                             Suite 610
                                             2 Carlton Street
                                             Toronto, Ontario  M5B 1J3
                                             Attention:   David Sanderson
                                             Fax No.:     (416) 977-6453





                                   3(b)(2)-16
     with a copy to:                         Fasken Campbell Godfrey
                                             Toronto-Dominion Centre
                                             Suite 3600, Bank Tower
                                             Toronto, Ontario  M5K 1N6
                                             Attention:     Allan G. Beach
                                             Fax No.:       (416) 364-7813

         Any such instrument, if delivered or sent by electronic facsimile, shall be deemed to have been given or received on the day on which it was successfully delivered or so sent and, if mailed, shall be deemed to have been given or received on the fourth business day following the day on which it is mailed or on such later date as is reasonable in the event of an interruption of postal services. The address at which notice may be given to a party may be changed by the giving of notice of such change by that party to the other party as provided for in this section.

         9.6 ENUREMENT. This Agreement shall enure to the benefit of and be binding upon each of the parties hereto and their respective successors and permitted assigns.

         9.7      TIME OF ESSENCE. Time is of the essence hereof.

         TO WITNESS THEIR AGREEMENT the parties hereto have duly executed this Agreement under seal on the date first above written.

                                             SOFTECH, by its
                                             general partner,
                                             1234191 Ontario
                                             Inc.


                                             By:
                                                -----------------------


                                             LASERMEDIA



                                             By:
                                                -------------------------






                                   3(b)(2)-17

                                  SCHEDULE "A"

                                 PRODUCT PRICING

                      SOFTECH/LASERMEDIA RESELLER AGREEMENT

                                        )         first 100,000 @ $8.00 per unit
                                        )          next 100,000 @ $6.50 per unit
Active Trainer                          )          next 100,000 @ $5.00 per unit
Active Abs                              )          next 200,000 @ $4.00 per unit
Active Home Fitness                     )          next 250,000 @ $3.50 per unit
                                        )            thereafter @ $3.25 per unit


all other Products utilizing                 a one-time aggregate price of $12,500 per title
the Software, including private              plus, in the event of any event of default by
label titles (e.g. Xerox)                    Lasermedia, an amount of $5.00 per unit on
                                             all units sold thereafter, irrespective of remedy






                                   3(b)(2)-18